Exhibit 99.1

WellQuest Announces Record Revenues in First Quarter of 2009

Bentonville, Arkansas, May 12, 2009 – WellQuest Medical & Wellness Corporation (the “Company” or “WellQuest”) (OTCBB:WEQL), announced revenues of $930,336 in the three months ended March 31, 2009, a historical record for the Company. Quarterly revenues increased 9% over 2008 first quarter revenues of $851,546.

Revenue growth was driven by increasing demand for services in both the clinic and aesthetics services segments of the business. Total client visits were up 10% over the prior year’s first quarter. Additional medical staff providers were engaged to meet increased demand.

The Company reported an operating loss of $46,580 in the recent quarter compared to operating income of $105,077 in the first quarter of the prior year. Net loss for the first quarter of 2009 was $100,504 or $0.004 per share, compared to a net profit of $35,500, or $0.002 per share in the first quarter of 2008. Operating and net income results were impacted by an increase in corporate expenses related to the Company becoming publicly traded as well as higher operating costs in the medical clinic associated with supporting higher service revenues. The rise in expenses was partially offset by increased efficiencies and resulting reduction in operating costs in the Company’s medical aesthetics segment.

“We continue to see that our business model for integrated health and wellness is gaining increased traction in our market. This is evidenced by the record revenues achieved this quarter. We believe WellQuest has a service oriented approach to healthcare that will meet with similar success in additional locations carefully chosen across the U.S.,” stated WellQuest CEO Steve Swift.

About WellQuest Medical & Wellness Corporation

WellQuest offers its innovative concept in healthcare delivery by integrating conventional and complementary physician medicine with wellness, and aesthetic services in one center, creating an effective environment for the pursuit and maintenance of a healthy life. WellQuest’s unique model for healthcare helps customers get well, stay well, and look well. Currently operating in Bentonville, Arkansas, WellQuest seeks to open locations across the U.S.

Investor and Media Contact:

Dilek Mir

(310) 591-5619

dmir@corporateprofile.com

In addition to historical information, this press release may contain statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or expectations of the Company and members of its management team with respect to the Company's future business operations and the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

WELLQUEST MEDICAL & WELLNESS CORPORATION

(formerly HQHealthQuest Medical & Wellness Centers, Ltd.)

Consolidated Statements of Operations

For the three months ended March 31, 2009 and 2008

(Unaudited)

	2009	2008

Net revenue	$930,336	$851,546

Operating expenses:
Salaries, wages and benefits	305,360	294,944
Rents and facility expenses	72,581	74,852
Clinic direct expenses, excluding salaries, wages and benefits	351,067	239,140
Spa direct expenses, excluding salaries, wages and benefits	77,437	57,850
General corporate expenses	141,876	52,628
Depreciation and amortization	28,595	27,055

Total operating expenses	976,916	746,469
Operating income (loss)	(46,580)	105,077

Interest income (expense):
Interest income	-	2,702
Interest expense	(53,924)	(72,279)

Net interest expense	(53,924)	(69,577)

Net income (loss) applicable to common stock	$(100,504)	$35,500

Income (loss) per common share:
Basic	$(0.004)	$0.002

Diluted	$(0.004)	$0.001

Weighted average number of common shares outstanding:
Basic	23,716,361	23,082,250

Diluted	23,716,361	25,285,000

WELLQUEST MEDICAL & WELLNESS CORPORATION

(formerly HQHealthQuest Medical & Wellness Centers, Ltd.)

Consolidated Balance Sheets

	March 31 2009	December 31 2008
	(Unaudited)
Assets
Current assets:
Cash	$99,680	$103,265
Accounts receivable, less allowance of $204,941 and $235,348 at March 31, 2009 and December 31, 2008, respectively	263,177	293,363
Other current assets	69,660	50,737

Total current assets	432,517	447,365

Property and equipment, net	361,229	387,125

Total assets	$793,746	$834,490

Liabilities and Stockholders' Deficit
Current liabilities:
Line of credit	$202,494	$202,494
Accounts payable	235,033	293,312
Accrued liabilities	240,914	207,329
Due to physicians and related parties	556,842	545,823
Note payable to related party	-	349,608
Current maturities of long-term debt	490,163	517,324
Current obligations under capital leases	24,901	23,902
Current maturities of subordinated debentures payable to stockholders, net of unamortized discount of $8,547 and $17,093 at March 31, 2009 and December 31, 2008, respectively	531,955	523,409

Total current liabilities	2,282,302	2,663,201

Long-term debt to related party	443,123	-
Long-term obligations under capital leases, less current portion	112,034	118,646

Total liabilities	2,837,459	2,781,847

Stockholders' deficit:
Preferred stock - $.01 par value; authorized 2,500,000 shares 75,000 designated as Series A convertible preferred stock; 37,440 shares issued and outstanding	374	374
Common stock - $.001 par value; authorized 150,000,000 shares; 23,716,361 shares issued and outstanding	23,716	23,716
Additional paid-in capital	1,267,178	1,263,030
Warrants outstanding	177,000	177,000
Accumulated deficit	(3,511,981)	(3,411,477)
	(2,043,713)	(1,947,357)

Total liabilities and stockholders' deficit	$793,746	$834,490